Exhibit 99.1

            Schick Technologies Reports SEC Civil Enforcement Action

                   Company and SEC Staff Commence Discussions

LONG ISLAND CITY, N.Y., November 18, 2003 -- Schick Technologies, Inc. (OTC:
SCHK) reported today that the Securities and Exchange Commission (the "SEC") has filed a civil action in the U.S. District Court for the Eastern District of New York against the Company, its chairman and chief executive officer, David Schick, and a former director and vice president of sales and marketing, Fred Levine. The SEC's complaint was filed on Friday, November 14, and made available to the Company yesterday afternoon. This proceeding is the result of the SEC staff's recommendation that was reported by the Company on June 12, 2003. The SEC complaint alleges fraud, and books and records and reporting violations under Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") and various rules promulgated thereunder in connection with the financial statements included in the Company's reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1998.

The SEC complaint seeks to enjoin the Company from future violations of those provisions of the Exchange Act and the rules thereunder, as well as disgorgement of any ill-gotten gains. With respect to the other defendants, the complaint seeks injunctive relief, civil penalties, disgorgement and an officer/director bar.

As previously reported, in 1999 the Company, with the assistance of independent accountants and legal counsel, conducted an investigation of the accounting issues which underlie the SEC complaint. The Company voluntarily disclosed those issues to the SEC staff, restated the relevant financial statements, settled the class action lawsuits brought by investors and instituted various remedial actions and financial control reforms. The Company has cooperated fully with the SEC investigation from its inception.

The Company has commenced discussions with the SEC's northeast regional office in an effort to reach an early resolution of the complaint against the Company.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

The information in this announcement which constitutes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, is subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include various risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT:

     Investor Relations, Schick Technologies, 718-937-5765
     Lester Rosenkrantz, Cameron Associates, 212-554-5486